Moody National REIT II, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

Moody National REIT II to Purchase Springhill Suites Seattle

(Houston, TX February 3, 2016) – Moody National REIT II, Inc. (“REIT II”) announced today that it has entered into an agreement to purchase the Marriott Springhill Suites Hotel (the “Springhill Suites Seattle”) in Seattle, Washington for $74.1 million, excluding closing costs.

The Springhill Suites Seattle is a select-service hotel consisting of 234 guest rooms. Located on the southeast corner of Stewart Street and Yale Avenue in downtown Seattle, the Springhill Suites Seattle sits in one of the city’s major transportation routes with ready access to the corporate homes of Amazon, Microsoft, Nordstrom and REI. Additionally, Seattle is home to the flagship Starbucks, the original Boeing, Costco and United Parcel Service. The hotel is located within close proximity to Puget Sound and is walking distance to the Seattle Space Needle.

“Located in a downtown, global gateway city accommodating travelers from around the world, and home to companies including Amazon, Microsoft, Boeing and Starbucks, this investment presents itself as an attractive addition to our portfolio,” commented Brett Moody, CEO and Chairman of REIT II.

According to Forbes magazine, Seattle was ranked as the number one best city for jobs in 2015. Due to its geographic location, Seattle is a national hub for manufacturing, technology industries, international business, trade and tourism. Seattle is well-known for its cultural diversity, reliable transportation infrastructure and local pride in preserving the city’s culture. The Springhill Suites Seattle is positioned to strongly benefit from Seattle’s demand from both business and leisure travelers.

About Moody National REIT II, Inc.

Moody National REIT II, Inc. is a publicly registered, non-listed REIT that acquires select-service hotels in major markets across the United States. Moody National REIT II, Inc. is sponsored by Moody National REIT Sponsor, LLC, an affiliate of the Moody National Companies, a full-service commercial real estate company that includes mortgage, development, management, realty, title and insurance divisions. Founded in 1996, Moody National Companies has managed over $2 billion in commercial real estate.

This press release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in Moody National REIT II, Inc.’s reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.